Exhibit 99.1

FOR IMMEDIATE RELEASE

NYSE: SRX

Contacts:

Stuart Davis	Stephen Hughes
Vice President & Director, Investor Relations	Senior Vice President and CFO
(703) 502-7731	(703) 227-7010
Stuart_Davis@sra.com	Steve_Hughes@sra.com

SRA International, Inc. to Acquire Galaxy Scientific Corporation

Fairfax, Virginia, June 9, 2005 — SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced the signing of a definitive agreement to acquire Galaxy Scientific Corporation, a privately-held provider of systems engineering, information technology, and tactical communications services and solutions to the federal government.

Founded in 1988, Galaxy focuses on Command, Control, Communications, Computers, and Intelligence (C4I) Tactical Systems; Information Assurance; Information Technology; Training Systems; Engineering Support; and Safety and Security Technologies. Galaxy serves customers throughout the federal government, including the Department of Defense (DoD), Department of Homeland Security (DHS), and the Federal Aviation Administration (FAA). Galaxy has more than 450 employees; revenue for the twelve months ended April 3, 2005 was approximately $90 million — 76% of which was for DoD and DHS customers.

Renny DiPentima, SRA President and CEO, said, “Galaxy meets our very strict acquisition criteria. Larger than our previous acquisitions, it strengthens each of our three business sectors and greatly enhances our geographic footprint, technical capabilities, and customer portfolio. For example, Galaxy has a franchise position in tactical command and control and a strong presence at the Army Communications and Electronics Command (CECOM) and FAA. We know Galaxy very well and have worked with them on key engagements, and we have very little overlap. We believe that we can offer more value to the clients of both firms, and our compatible cultures will facilitate rapid integration.”

Commenting on the sale, James Yoh, Galaxy Founder, President, and Chief Executive Officer, said, “We are excited about joining with SRA. We will be able to meet more of our customers’ needs and provide our employees with more opportunities for professional growth. The management team and I wanted to find the best company for our employees and customers, and SRA’s deep culture and reputation for excellence makes our two companies a perfect fit.”

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SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033 Phone 703.803.1500 Fax 703.803.1509

SRA can be found on the Internet at www.sra.com

The terms of the all-cash transaction were not disclosed. Completion of the transaction is subject to customary closing conditions and Hart-Scott-Rodino approval. Closing is expected in late June or early July. BB&T Capital Markets | Windsor Group served as the exclusive financial advisor to Galaxy in this transaction.

SRA Senior Vice President and Chief Financial Officer Stephen Hughes stated, “This strategic merger will add materially to our backlog and pipeline and enhance shareholder returns as we deploy capital for higher returns with immediate accretion to diluted EPS.”

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2004, SRA was named Large Government Contractor of the Year by the Northern Virginia Government Contractors Council, the Professional Services Council, and Washington Technology. The Company’s 4,100 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit http://www.sra.com.

About Galaxy

Galaxy Scientific Corporation provides superior, technology-driven products and services to a broad range of customers in both government and private industry. Galaxy’s main areas of activity include aircraft and airport engineering; information technology and assurance; communications, navigation, and surveillance; and training.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on May 2, 2005. In addition, the forward-looking statements included in this press release represent our views as of June 9, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 9, 2005.

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